Exhibit 11

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in this Offering Statement on Form 1-A/A of our report dated December 9, 2021, relating to the financial statements of Here Collection LLC (formerly Here 001 LLC), as of June 15, 2021 and to all references to our firm included in this Registration Statement.

/s/ BF Borgers CPA PC

BF Borgers CPA PC

Certified Public Accountants

Lakewood, CO

February 16, 2022